Exhibit 99.1

news release
TENNECO INITIATES FINANCIAL COVENANT AMENDMENT PROCESS FOR FOURTH QUARTER 2008
Lake Forest, Illinois, December 15, 2008 – Tenneco Inc. (NYSE: TEN) announced today that it is seeking to amend a financial covenant in its senior secured credit facility for the fourth quarter 2008 in response to further rapidly deteriorating economic and industry conditions globally. As a precautionary step, the company is seeking an amendment to increase its leverage covenant ratio (net debt/EBITDA) to a maximum ratio of 4.25 from the current maximum ratio of 4.0.
“We are requesting some flexibility on our leverage ratio due to worsening industry conditions, which are ongoing in North America and have now spread to markets worldwide,” said Gregg Sherrill, chairman and CEO, Tenneco. “Relaxing the leverage ratio, which measures our debt to earnings, will provide cushion if needed to ensure compliance at the end of the quarter as we continue to aggressively manage costs and preserve cash.”
The company expects to meet with its lenders to evaluate a more comprehensive amendment early in 2009.
Tenneco is a $6.2 billion global manufacturing company with headquarters in Lake Forest, Illinois and approximately 21,000 employees worldwide. Tenneco is one of the world’s largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco markets its products principally under the Monroe®, Walker®, Gillet™ and Clevite®Elastomer brand names.
The disclosures herein include statements that are ‘forward looking’ within the meaning of federal securities law concerning Tenneco’s request to amend its financial covenant. These forward-looking statements generally can be identified by phrases such as “will,” “if,”
“seek” or other words or phrases of similar import. Tenneco’s ability to complete the amendment is subject to market conditions and other risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.
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Contacts:
Jane Ostrander	Jim Spangler
Investor/media inquiries	Media inquiries
847 482-5607	847 482-5810
jostrander@tenneco.com	jspangler@tenneco.com